Exhibit 99.1

CONSOL Energy Reports Second Quarter Results;
E&P Production Increases 34% Over Year-Earlier Quarter;
E&P Unit Margins Expand by 45% to $1.00 Per Mcfe;
Active Coal Operations Generates $179 Million in Cash

PITTSBURGH (July 29, 2014) - CONSOL Energy Inc. (NYSE: CNX) reported a net loss of $25 million for the quarter ended June 30, 2014, or ($0.11) per diluted share. This is compared to a net loss of $13 million, or ($0.05) per diluted share from the year-earlier quarter. Adjusted EBITDA1 was $246 million for the 2014 second quarter, compared to $181 million in the year-earlier quarter. Cash flow from operations in the just-ended quarter was $221 million, as compared to $125 million in the year-earlier quarter.

The second quarter earnings results included the following pre-tax items related to recent transactions completed by the company:

•	The company incurred $74.3 million in expense related to the early extinguishment of debt due to the purchase of all the 8.00% senior notes that were due 2017.

•
The company incurred a $3.0 million non-cash charge associated with entering into a new senior secured credit facility. The charge was related to the acceleration of previously deferred financing fees.

•	The company incurred a non-cash charge of $20.7 million in association with a pension settlement.

•
The company recognized a gain of $30.0 million related to a coal contract customer buyout. CONSOL received a cash payment of $30 million for Bailey tons that were dedicated to a non-core market. Now, CONSOL will be able to re-market these tons into core markets.

After adjusting for these items not found in security analysts' models and which are listed in the EBITDA reconciliation table, adjusted net income1 in the 2014 second quarter, a non-GAAP financial measure, was $16 million.

CONSOL's E&P Division had an outstanding quarter. Production was a record 51.9 Bcfe, or an increase of 34% from the 38.6 Bcfe produced in the year-earlier quarter. Average realized prices of $4.44 per Mcfe, when combined with declining unit costs of $3.44 per Mcfe, resulted in a margin of $1.00 per Mcfe. This was 45% higher than the $0.69 per Mcfe margin achieved in the year-earlier quarter. Net Income attributable to CONSOL shareholders from the E&P Division was $15.5 million in the 2014 second quarter, compared to a loss of $2.7 million in the year-earlier quarter.

CONSOL Energy recently raised its 2014 E&P production guidance range to 225 - 235 Bcfe from earlier guidance of 215 - 235 Bcfe. To achieve the mid-point of the new range, the company will need to produce approximately 60 Bcfe in the third quarter and 70 Bcfe in the fourth quarter. The company has a record number of Marcellus Shale wells due to be tied into line in the third quarter.

CONSOL's Coal Division produced 8.3 million tons, achieving the mid-point of the guidance range of 8.1 - 8.5 million tons. Weaker markets for metallurgical coal, though, decreased pricing for the company's low-vol and high-vol coals. Thermal coal pricing was also lower in the quarter, when compared to the year-earlier quarter. Higher thermal coal sales volumes, however, enabled the thermal coal business to generate more cash before capital expenditures and depreciation, depletion, and amortization (DD&A) than in the year-earlier quarter.

1The terms "Adjusted EBITDA" and "Adjusted Net Income" are non-GAAP financial measures, which are defined and reconciled to GAAP net income below, under the caption “Non-GAAP Financial Measure."

Exhibit 99.1

The thermal coal segment achieved cash production costs of $40.47 per ton in the 2014 second quarter, as detailed in a table later in the release. This cost was lower than the $43.11 per ton cash production cost in the year-earlier quarter despite geologic issues at the Enlow Fork Mine and the change-out of a shearer at the new Harvey (formerly BMX) Mine.

In total, CONSOL's active coal operations generated $179 million of cash before capital expenditures and DD&A, as detailed later in the release. This was an increase of $4 million from the year-earlier quarter.

"CONSOL Energy did what we said we'd do," commented Nicholas J. DeIuliis, president and CEO. "Our quarterly gas production came in toward the upper end of our guidance range, our gas pricing held steady with last year's quarter while our unit costs dropped meaningfully, especially in the Marcellus Shale, where cash costs below $2 per Mcfe were achieved. In coal, we managed through some typical operating issues to again achieve our production target. In the first half of 2014, the Coal Division generated nearly $400 million in cash (before capital expenditures and DD&A). For the second half of 2014, our tactical focus remains on safety, compliance, and operational execution."

"Our strategic focus, however, remains on NAV per share accretion. The latest example of that focus is our recently-announced gas midstream MLP that we intend to have up and running in the next few months. Also at our recent analyst day, we discussed potential non-core asset sales of $1 billion over the next five years. All in all," continued Mr. DeIuliis, "the pace of change at CONSOL Energy is accelerating the point in time when we become net free cash flow positive, which creates additional opportunities for NAV per share accretion."

E&P Division:

E&P Mid-Year PV-10 Sensitivity Analysis:
CONSOL Energy updated the PV-102 calculation of its 5.731 Tcfe of proved reserves as of December 31, 2013 using latest twelve month pricing as of June 30, 2014. The PV-10 valuation at year-end 2013 was $2.78 billion (without the assumption of drilling carry), with pricing of $3.67 per MMBtu. The 2014 mid-year PV-10 increased to $4.5 billion using latest twelve month SEC pricing as of June 30 of $4.10 per MMBtu, which resulted in realizing the carried interest of our JV partner.

E&P Second Quarter Results:
The table below summarizes the quarterly comparison of key metrics for the E&P Division. Revenue and production both increased by 34% in the just-ended quarter, when compared to the year-earlier quarter. These metrics, when combined with much lower unit costs, enabled the E&P Division to post net income of $15.5 million in the quarter, compared to a net loss of $2.7 million in the year-earlier quarter.

E&P Division capital expenditures in the quarter set a record at $304.5 million, as the company increased drilling and completion investments to achieve its production growth targets. CONSOL's quarterly capital expenditures were net of $25.6 million of drilling carry from its joint venture partner in the Marcellus Shale and $14.1 million of carry from its joint venture partner in the Utica Shale.

2Pre-tax discounted present value, or "PV-10," is a non-GAAP financial measure as defined by the SEC. CONSOL believes that the presentation of pre-tax discounted present value is relevant and useful to investors because it presents the discounted future net cash flows attributable to the company's proved reserves prior to taking into account corporate future income taxes and the current tax structure. CONSOL believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. The pre-tax discounted present value may be reconciled to the standardized measure of discounted future net cash flows by reducing the pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation is included in the slides posted today to the company's web site, at www.consolenergy.com.

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	June 30, 2014	June 30, 2013
Sales - Gas	$208.5	$160.4
Hedging Impact - Gas	(6.4)	5.8
Sales - Oil	2.9	1.9
Sales - NGLs	17.7	3.6
Sales - Condensate	7.6	0.5
Total Sales Revenue ($ MM)	$230.3	$172.2

Net Income (Loss) Attributable to CONSOL Energy Shareholders	$15.5	$(2.7)
Net Cash Provided By (Used In) Operating Activities ($ MM)	$86.0	$73.3
Total Period Production (Bcfe)	51.9	38.6
Average Daily Production (MMcfe)	570.0	424.0
Capital Expenditures ($ MM)	$304.5	$188.5

CONSOL's E&P division production in the quarter came from the following categories:

	Quarter	Quarter
	Ended	Ended
	June 30, 2014	June 30, 2013	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	22.0	10.0	120.0%
CBM Sales Volumes (Bcf)	19.7	20.8	(5.3)%
Shallow Oil and Gas Sales Volumes (Bcf)	5.7	6.6	(13.6)%
Other Sales Volumes (Bcf)	1.9	0.6	216.7%

LIQUIDS*
NGLs Sales Volumes (Bcfe)	1.9	0.4	375.0%
Oil Sales Volumes (Bcfe)	0.2	0.1	100.0%
Condensate Sales Volumes (Bcfe)	0.5	0.1	400.0%

TOTAL	51.9	38.6	34.5%
Production results are net of royalties. *NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas. The increase in Marcellus sales volumes represent only the gas portion of production. When including liquids, the increase in Marcellus volumes was 129%.

Liquids production of 2.6 Bcfe, as a percentage of the total of 51.9 Bcfe, was 5% in the just-ended quarter.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter
	Ended	Ended
(Per Mcfe)	June 30, 2014	June 30, 2013
Average Sales Price - Gas	$4.23	$4.22
Hedging Impact - Gas	$(0.13)	$0.15
Average Sales Price - Oil*	$15.85	$13.76
Average Sales Price - NGLs*	$9.26	$9.88
Average Sales Price - Condensate*	$15.82	$13.48

Average Sales Price - Total Company	$4.44	$4.46
Costs - Production
Lifting	$0.51	$0.65
Ad Valorem, Severance and Other Taxes	0.19	0.20
DD&A	1.21	1.14
Total Production Costs	$1.91	$1.99
Costs - Gathering
Transportation	$0.60	$0.58
Operating Costs	0.51	0.69
DD&A	0.16	0.20
Total Gathering Costs	$1.27	$1.47

Gas Direct Administrative Selling & Other	$0.26	$0.31

Total Costs	$3.44	$3.77

Margin	$1.00	$0.69

*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

Note: Costs − The line item "gas direct administrative, selling, & other" excludes general administration, incentive compensation, and other corporate expenses.

The average sales price per Mcfe within the E&P Division was nearly flat in the just-ended quarter, when compared to the year-earlier quarter. A greater proportion of liquids production — which receives higher unit pricing — offset the negative impact of gas hedges in the just-ended quarter.

Unit costs were improved in the just-ended quarter, as higher production volumes spread fixed costs, such as direct administration, over more units. Unit costs were also improved, as low-cost Marcellus Shale production represented a much higher proportion of total production.

All-in unit costs in the Marcellus Shale category were $2.94 per Mcfe in the just-ended quarter, or a decrease of $0.42 from the $3.36 per Mcfe in the year-earlier quarter. The decrease in unit costs was primarily related to the 120% increase in Marcellus gas sales volumes during the just-ended quarter.

E&P Marketing and Transportation Update:
Second quarter 2014 average dry gas prices, including the impact of our hedging program and net of basis, averaged $4.10 per Mcf. CONSOL's expansion into wet gas production areas provided a liquids value uplift of $0.34 per Mcfe, bringing the overall average sales price to $4.44 per Mcfe. Second quarter 2014 liquids volumes of 2.6 Bcfe were nearly five times greater than in the 2013 second quarter. CONSOL will continue to experience liquids uplift on future average sales prices as additional wells are brought online in the liquid-rich areas of the Marcellus and Utica.

Faster-than-expected replenishment of gas inventories and increasing Marcellus production have put downward pressure on gas prices. These factors have contributed to a decline in the NYMEX index price for natural gas along with the basis differentials for most Appalachian market sales points. CONSOL continues to mitigate the effect of the current downward basis pressure by finding opportunities to optimize and diversify sales opportunities among our 80+ customers located in five index markets. In addition, CONSOL Energy continues to manage the impact of price volatility through an active hedge program.

CONSOL Energy continues to develop a diversified portfolio of firm transportation capacity options to support the three-year production growth plan. Primary production areas in Southwestern Pennsylvania, Northern West Virginia, and Eastern Ohio are served by a large concentration of existing pipeline infrastructure that provides capacity to move production to major gas markets. The company is negotiating with pipeline and utility companies to expand our market reach into the premium markets of the upper-Midwest/Canada and the Southeast.

The company currently has a total of 1.3 Bcf per day of effective firm transportation capacity. This capacity is adequate for the remainder of 2014 and supports the majority of projected volumes for the three-year growth plan. This is comprised of 0.7 Bcf per day of firm capacity on existing pipelines, contracted volumes of 0.3 Bcf per day on several pipeline projects that will be completed over the next several years, and an additional 0.3 Bcf per day of long-term firm sales with major customers that have their own firm capacity. The average demand cost for the existing and committed firm capacity is approximately $0.24 per MMBtu.

In addition to firm transportation capacity, CONSOL has developed a processing portfolio that supports the increasing volumes from our wet production areas. The company has agreements to support the processing of 129 MMcf per day of gross gas volumes growing to more than 380 MMcf per day in the next twelve months. These commitments are sufficient to cover projected processing requirements for the next two years. CONSOL will continue to layer in processing capacity as needed to support the liquids development plan.

In addition to establishing a solid processing portfolio, CONSOL is developing a diversified approach to managing ethane. The company has entered into supply agreements with INEOS Europe and are also contracted to supply volumes to Shell’s cracker plant in Monaca, PA. CONSOL is actively negotiating to supply ethane to other proposed regional cracker facilities. In addition to term sales, the company executed several spot deals to move ethane to Mt. Belvieu via the ATEX pipeline. CONSOL will also realize ethane value through blending capabilities. The company recently constructed an ethane pipeline to bring ethane supplies to the McQuay station where it will be blended with significant volumes of dry gas blend stock. Employing this multi-faceted approach enables us to diversify the ethane portfolio and capitalizes on changes in ethane pricing.

Coal Division:

Coal Reserve Mid-Year Update:
In June 2014, CONSOL completed a multi-year re-evaluation of its remaining Pittsburgh seam longwall mineable reserves utilizing mine plans and mining horizon assumptions specific to each mine/reserve.  In prior years, reserves estimates were based on a fixed 70% mining recovery of the Pittsburgh seam main bench only.  This reevaluation is primarily predicated on advances in mining technology which have increased both mine recovery and the recovery of additional coal above the Pittsburgh main seam and advances in mine planning and modeling technology allowing CONSOL to estimate and capture these changes.  As a direct result of this reevaluation, which was audited by a reputable third party, the company’s Pittsburgh Seam reserve tonnage increased by 442 million tons to 1.805 billion tons.

CONSOL is also updating its estimate of its Illinois Basin coal reserves. This study should be complete in the next few months.

Coal Second Quarter Summary:
For the second quarter, CONSOL's Coal Division achieved the mid-point of its guidance range by producing 8.3 million tons. Realized prices per ton were lower for each category of coal than in the year-earlier quarter. Low-vol and high-vol coking coal prices reflected the oversupply of coal used in steelmaking, while thermal coal pricing was lower because of the roll-off of some higher-priced legacy contracts.

Coal costs in the low-vol coal category in the 2014 second quarter were much improved over the year-earlier quarter on a per ton basis despite lower volumes, as the mine was optimized to reflect lower production. Coal costs in the thermal coal category were improved when compared to the year-earlier quarter, but not as good as what was achieved in the 2014 first quarter. Geologic issues at the Enlow Fork Mine and an equipment change-out at the Harvey Mine led to higher-than expected thermal costs per ton. The challenging geology at Enlow Fork Mine is expected to continue until approximately mid-August.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013	2014	2013

Beginning Inventory (millions of tons)	0.2	0.1	—	—	0.4	0.6
Coal Production (millions of tons)	1.0	1.2	0.3	0.8	7.0	5.1
Ending Inventory (millions of tons)	0.2	0.1	—	—	0.2	0.6
Sales - Company Produced (millions of tons)	0.9	1.1	0.3	0.8	7.3	5.2

Sales Per Ton	$71.02	$97.54	$61.00	$63.28	$61.39	$64.94

Beginning Inventory Cost Per Ton	$65.47	$85.60	$—	$—	$43.57	$50.86

Total Direct Costs Per Ton	$36.94	$44.31	$28.87	$28.98	$29.55	$30.19
Royalty/Production Taxes Per Ton	4.43	5.97	3.01	2.62	3.10	3.41
Direct Services to Operations Per Ton	4.24	4.85	4.43	4.95	4.61	6.64
Retirement and Disability Per Ton	5.19	5.56	3.35	2.78	3.21	2.87
DD&A Per Ton	9.44	7.95	6.34	5.51	5.97	5.60
Total Production Costs	$60.24	$68.64	$46.00	$44.84	$46.44	$48.71

Ending Inventory Cost Per Ton	$(60.96)	$(64.76)	$—	$—	$(56.82)	$(57.47)

Total Cost Per Ton Sold	$61.15	$70.46	$46.01	$44.84	$45.96	$48.04
Average Margin Per Ton Sold	$9.87	$27.08	$14.99	$18.44	$15.43	$16.90
Addback: DD&A Per Ton	$9.44	$7.95	$6.34	$5.51	$5.97	$5.60
Average Margin Per Ton, before DD&A	$19.31	$35.03	$21.33	$23.95	$21.40	$22.50
Cash Flow before Cap. Ex and DD&A ($MM)	$17	$39	$6	$19	$156	$117
Sales and production tons exclude CONSOL Energy's portion from equity affiliates and discontinued operations. Direct Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses and gas well plugging costs. Direct Services to Operations Per Ton include items such as subsidence costs, direct administrative, selling expenses, permitting and compliance and asset retirement obligations. Retirement and Disability Per Ton Sold includes charges for pension, retiree medical and other employee related long-term liabilities. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding. Prior year data excludes discontinued operations.

Coal Marketing Update:
Low Vol:

Production cuts continue to take place, both in the U.S. and elsewhere, and a better supply/demand balance will eventually occur in the market. CONSOL currently expects to ship approximately 5 million tons of met (both low vol and high vol in 2014). This is 1 million tons lower than the projection the company made three months ago. Buchanan shipped 0.95 million tons in the second quarter of 2014. CONSOL has been very active in the domestic met market for 2015, and expects to increase its 2015 domestic sales of low vol by at least 50%. CONSOL's sales efforts are aided by having the lowest cost low vol mine in the U.S. and by having a strong balance sheet.

High Vol:

Bailey coal continues to have a place in the high vol market, even though the overall met market remains weak.  CONSOL will continue to send tons where they create the most shareholder value. In the second quarter, 330,000 tons of Bailey production was sold into the high vol markets.

Thermal:

For 2014, CONSOL has been able to consistently transport all Bailey coal produced, even though there have been challenges with capacity in the US rail system. CONSOL has been able to move these tons to market due to having dual rail access facilities that can load 130 car trains in less than 2 hours, and also because of efficient logistics coordination with both the Norfolk Southern and CSX railroads and our customers.

For 2015 and 2016, CONSOL continues to successfully market Bailey tons into target core markets. During the second quarter, nearly 5.0 million annual tons were committed for 2015, and 4.0 million tons were committed for 2016. An additional 9.0 million tons are currently under negotiation for 2015 and 2016.

E&P Division Guidance:
Third quarter gas production, net to CONSOL, is expected to be 59 – 61 Bcfe, while annual 2014 production guidance was recently raised to 225 – 235 Bcfe, from 215 – 235 Bcfe. CONSOL Energy expects its 2015 and 2016 annual gas production to grow by 30%.

Total hedged natural gas production in the 2014 third quarter is 41.7 Bcf, at an average price of $4.58 per Mcf. CONSOL uses a dual-track approach to its gas hedging. The company uses a formulaic approach to a base of hedges, but can decide to layer-in additional opportunistic hedges to capture value from price spikes. CONSOL does not expect to hedge more than 80% of its estimated natural gas production for any given year. The annual gas hedge position for three years is shown in the table below:

E&P DIVISION GUIDANCE

	2014	2015	2016
Total Yearly Production (Bcfe) / % growth	225-235	+30%	+30%
Volumes Hedged (Bcf),as of 6/17/14	159.9*	82.6	75.3
Average Hedge Price ($/Mcf)	$4.58	$4.07	$4.17
* Includes 1st Half 2014 Actual Settlements of 76.4 Bcf.

The hedged gas volumes shown in the previous table include the following NYMEX hedges that have basis hedged as well.

NYMEX PLUS BASIS HEDGES

	Q3 2014	Q4 2014	2015	2016
Columbia (TCO)
Volume (Bcf)	10.7	10.7	35.9	39.4
Average Hedge Price ($/Mcf)	$4.02	$4.02	$3.86	$3.93
Dominion South (DTI)
Volume (Bcf)	1.7	1.7	-	-
Average Hedge Price ($/Mcf)	$5.31	$5.31	-	-

Coal Division Guidance:

In coal, the low vol guidance range for 2014 has again been lowered from that shown three months ago to reflect a deterioration in pricing. For 2015, the low vol guidance was left unchanged from the previous guidance on the assumption that pricing will improve from current levels.

The thermal guidance for 2014 has increased from the previous guidance due to the strong start in both sales and production. The company believes that generators will be busy replenishing inventories that were drawn down due to the cold winter, which should translate into additional thermal sales opportunities. For 2015, thermal guidance was left unchanged.

COAL DIVISION GUIDANCE

	Q3 2014	2014	2015
Est. Total Coal Sales	7.3 - 7.7	31 - 33	31 - 35
Tonnage: Firm	7.1	30.8	16.9
Price: Sold (firm)	$62.76	$63.73	$65.86
Est. Low-Vol Met Sales	0.75 - 0.85	3.4 - 3.8	3.5 - 5.0
Tonnage: Firm	0.5	2.8	1.0
Est. High-Vol Met Sales	0.2	1.5	2.0
Tonnage: Firm	0.2	1.1	0.3
Est. Thermal Sales	6.35 - 6.65	26.1 - 27.7	25.5 - 28.0
Tonnage: Firm	6.4	26.9	15.6
Note: While most of the data in the table are single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. Firm tonnage is tonnage that is both sold and priced, and excludes collared tons. CONSOL Energy has sold additional coal volumes that are not yet priced. Those volumes are excluded from this table. There are no collared tons in 2014. Collared tons in 2015 are 1.4 million tons, with a ceiling of $67.10 per ton and a floor of $54.90 per ton. Not included in the category breakdowns are the thermal tons from equity affiliate Harrison Resources and high vol and thermal tons from Western Allegheny Energy (WAE). Harrison Resources has 0.1 million tons for Q3 2014, and 0.4 million tons for all of 2014 and 2015. WAE has 0.1 million tons for Q3 2014, and 0.5 million tons and 0.6 million tons for all of 2014, and 2015, respectively.

Liquidity:
CONSOL Energy Inc. entered into a new Amended and Restated Credit Agreement dated as of June 18, 2014 for a $2.0 billion senior secured revolving credit facility. The new senior secured revolving credit facility replaced the existing $1.0 billion senior secured revolving credit facility which had been entered into as of April 12, 2011 and was amended and restated on December 5, 2013. The new senior secured revolving credit facility also replaced the existing $1.0 billion senior secured revolving credit facility of CNX Gas Corporation and its subsidiaries that had been entered into as of April 12, 2011.

As of June 30, 2014, CONSOL Energy had $1.9 billion in total liquidity, which is comprised of $147.4 million of cash, $24.0 million available to be borrowed under the accounts receivable securitization facility, and $1.7 billion available to be borrowed under its $2.0 billion bank facility. CONSOL Energy's credit facility has no borrowings. Outstanding letters of credit under the bank facility are $260.4 million.

CONSOL's liquidity in the second quarter was improved by $113 million from the receipt of a federal cash tax refund in association with last year's sale of five mines. The cash from the $30 million coal contract buyout occurred in July, so it will be reflected in the third quarter financial statements.

About CONSOL
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CONSOL Energy deploys an organic growth strategy focused on rapidly developing its resource base. As of December 31, 2013, CONSOL Energy had 5.7 trillion cubic feet equivalent of proved natural gas reserves. The company’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL Energy is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. Additional information can be found at www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company's operating performance. Investors should not view these metrics as a substitute for measures of performance in that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	June 30,
	2014	2013
Net Loss Attributable to CONSOL Energy Inc. Shareholders	$(24,935)	$(12,526)

Less: Net Loss Attributable to Discontinued Operations, net of tax	—	21,375
Add: Interest Expense	64,211	54,517
Less: Interest Income	(676)	(4,477)
Add: Income Taxes	1,214	29,565
Earnings Before Interest & Taxes (EBIT)	39,814	88,454

Add: Depreciation, Depletion & Amortization	137,899	109,529

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	177,713	197,983

Adjustments:
Loss on Debt Extinguishment	74,277	—
Revolver Modification	2,989
Pension Settlement	20,707	5,087
Coal Contract Buyout	(30,000)	—
Marcellus Title Defects	—	2,470
Gain on Potomac Sale	—	(24,663)
Total Pre-tax Adjustments	67,973	(17,106)

Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA) from Continuing Operations	$245,686	$180,877

Note: Income tax effect of Total Pre-tax Adjustments was $26,598 and $5,456 for the three months ended June 30, 2014 and June 30, 2013, respectively. Adjusted net income is calculated as GAAP net loss of $24,935 plus total pre-tax adjustments of $67,973, less the tax effect of $26,588 equals $16,440.

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate or a worldwide financial downturn; an extended decline in prices we receive for our gas, natural gas liquids and coal including the impact on gas prices of our gas operations being concentrated in Appalachia which has experienced a dramatic increase in gas production and decline in gas pricing relative to the benchmark Henry Hub prices; our customers extending existing contracts or entering into new long-term contracts for coal; the expiration or failure to extend existing long-term contracts; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our gas and coal to market; a loss of our competitive position because of the competitive nature of the gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for natural gas and coal, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; the risks inherent in gas and coal operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under "take or pay" contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our gas and coal gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a well or mine; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable gas and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas or coal rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves;the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; acquisitions that we may make in the future involve risks including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and divestitures we may make may not occur or produce anticipated proceeds; existing and future gas joint ventures may restrict our operational and corporate flexibility, we may be materially impacted by actions taken by our joint venture partners and we may not realize anticipated benefits such as carried costs; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; provisions of our debt agreements may restrict our flexibility and the risks associated with the degree to which we are leveraged; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; the risks in making strategic determinations, including the allocation of capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy Corporation to satisfy the liabilities it assumed from us as well as to perform its obligations under various agreements; we may not be able to consummate a sale or MLP transaction of our gas midstream assets; and other factors discussed in the 2013 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

A registration statement relating to the securities of the MLP that would be sold in the offering has not been filed with the Securities and Exchange Commission or become effective. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. This announcement is being issued pursuant to, and in accordance with, Rule 135 under the Securities Act of 1933.

Contacts:

Investor: Dan Zajdel, at (724) 485-4169
Tyler Lewis, at (724) 485-3157

Media: Kate O'Donovan, at (724) 485-3097
Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Revenues and Other Income:	2014	2013	2014	2013
Natural Gas, NGLs and Oil Sales	$229,743	$171,236	$496,041	$339,078
Coal Sales	536,298	505,060	1,070,979	1,052,969
Other Outside Sales	70,087	65,218	139,374	133,902
Gas Royalty Interests and Purchased Gas Sales	19,739	18,434	49,958	33,996
Freight-Outside Coal	10,109	9,660	20,054	21,913
Miscellaneous Other Income	69,977	28,520	125,031	56,907
Gain on Sale of Assets	1,417	30,039	5,086	32,345
Total Revenue and Other Income	937,370	828,167	1,906,523	1,671,110
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	26,374	25,221	55,617	47,235
Transportation, Gathering and Compression	57,796	48,871	111,578	97,303
Production, Ad Valorem, and Other Fees	10,145	7,409	20,331	11,978
Direct Administrative and Selling	13,503	11,803	25,156	22,889
Depreciation, Depletion and Amortization	71,499	52,846	143,228	105,834
Exploration and Production Related Other Costs	4,624	10,406	7,723	20,895
Production Royalty Interests and Purchased Gas Costs	16,672	14,595	42,768	27,360
Other Corporate Expenses	21,012	22,557	47,176	47,950
General and Administrative	15,517	10,472	32,881	19,062
Total Exploration and Production Costs	237,142	204,180	486,458	400,506
Coal Costs
Operating and Other Costs	347,541	329,934	674,390	664,949
Royalties and Production Taxes	27,603	26,438	54,091	54,877
Direct Administrative and Selling	11,816	12,252	23,110	23,136
Depreciation, Depletion and Amortization	65,086	55,247	121,149	112,437
Freight Expense	10,109	9,660	20,054	21,913
General and Administrative Costs	10,450	10,038	22,963	19,339
Other Corporate Expenses	12,035	11,996	31,330	31,911
Total Coal Costs	484,640	455,565	947,087	928,562
Other Costs
Miscellaneous Operating Expense	99,079	73,872	173,628	196,908
General and Administrative Costs	428	470	834	893
Depreciation, Depletion and Amortization	1,314	1,436	2,638	2,836
Loss on Debt Extinguishment	74,277	—	74,277	—
Interest Expense	64,211	54,517	115,142	107,894
Total Other Costs	239,309	130,295	366,519	308,531
Total Costs And Expenses	961,091	790,040	1,800,064	1,637,599
(Loss) Earnings Before Income Tax	(23,721)	38,127	106,459	33,511
Income Taxes	1,214	29,565	9,703	28,673
(Loss) Income From Continuing Operations	(24,935)	8,562	96,756	4,838
Loss From Discontinued Operations, net	—	(21,375)	(5,687)	(19,472)
Net (Loss) Income	(24,935)	(12,813)	91,069	(14,634)
Less: Net Loss Attributable to Noncontrolling Interests	—	(287)	—	(544)
Net (Loss) Income Attributable to CONSOL Energy Shareholders	$(24,935)	$(12,526)	$91,069	$(14,090)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
(Loss) Earnings Per Share	2014	2013	2014	2013
Basic
(Loss) Income from Continuing Operations	$(0.11)	$0.04	$0.42	$0.02
Loss from Discontinued Operations	—	(0.09)	(0.02)	(0.08)
Total Basic (Loss) Earnings Per Share	$(0.11)	$(0.05)	$0.40	$(0.06)
Dilutive
(Loss) Income from Continuing Operations	$(0.11)	$0.04	$0.42	$0.02
Loss from Discontinued Operations	—	(0.09)	(0.03)	(0.08)
Total Dilutive (Loss) Earnings Per Share	$(0.11)	$(0.05)	$0.39	$(0.06)

Dividends Paid Per Share	$0.0625	$0.125	$0.125	$0.125

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
(Unaudited)	2014	2013	2014	2013
Net (Loss) Income	$(24,935)	$(12,813)	$91,069	$(14,634)
Other Comprehensive (Loss) Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: $2,214, ($26,489), ($771), ($54,739))	(3,798)	42,904	1,321	88,661
Net (Decrease) Increase in the Value of Cash Flow Hedges (Net of tax: $8,027, ($29,484), $38,883, ($17,500))	(12,218)	45,749	(59,183)	27,154
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: ($6,642), $8,560, ($17,593), $22,526)	6,951	(9,528)	23,264	(32,241)

Other Comprehensive (Loss) Income	(9,065)	79,125	(34,598)	83,574

Comprehensive (Loss) Income	(34,000)	66,312	56,471	68,940

Less: Comprehensive Loss Attributable to Noncontrolling Interest	—	(287)	—	(544)

Comprehensive (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(34,000)	$66,599	$56,471	$69,484

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	June 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$147,393	$327,420
Accounts and Notes Receivable:
Trade	275,431	332,574
Notes Receivable	1,328	25,861
Other Receivables	390,484	243,973
Inventories	148,005	157,914
Deferred Income Taxes	137,716	211,303
Recoverable Income Taxes	47,060	10,705
Prepaid Expenses	78,438	135,842
Total Current Assets	1,225,855	1,445,592
Property, Plant and Equipment:
Property, Plant and Equipment	14,160,967	13,578,509
Less—Accumulated Depreciation, Depletion and Amortization	4,384,209	4,136,247
Total Property, Plant and Equipment—Net	9,776,758	9,442,262
Other Assets:
Investment in Affiliates	352,187	291,675
Notes Receivable	—	125
Other	211,847	214,013
Total Other Assets	564,034	505,813
TOTAL ASSETS	$11,566,647	$11,393,667

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	June 30, 2014	December 31, 2013
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$504,009	$514,580
Current Portion of Long-Term Debt	12,127	11,455
Other Accrued Liabilities	554,476	565,697
Current Liabilities of Discontinued Operations	13,054	28,239
Total Current Liabilities	1,083,666	1,119,971
Long-Term Debt:
Long-Term Debt	3,214,913	3,115,963
Capital Lease Obligations	44,468	47,596
Total Long-Term Debt	3,259,381	3,163,559
Deferred Credits and Other Liabilities:
Deferred Income Taxes	291,928	242,643
Postretirement Benefits Other Than Pensions	959,034	961,127
Pneumoconiosis Benefits	111,519	111,971
Mine Closing	320,902	320,723
Gas Well Closing	180,097	175,603
Workers’ Compensation	73,406	71,468
Salary Retirement	58,962	48,252
Reclamation	35,779	40,706
Other	132,315	131,355
Total Deferred Credits and Other Liabilities	2,163,942	2,103,848
TOTAL LIABILITIES	6,506,989	6,387,378
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 230,165,816 Issued and Outstanding at June 30, 2014; 229,145,736 Issued and Outstanding at December 31, 2013	2,305	2,294
Capital in Excess of Par Value	2,405,728	2,364,592
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	3,011,340	2,964,520
Accumulated Other Comprehensive Loss	(359,715)	(325,117)
Total CONSOL Energy Inc. Stockholders’ Equity	5,059,658	5,006,289
TOTAL LIABILITIES AND EQUITY	$11,566,647	$11,393,667

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total CONSOL Energy Inc. Stockholders’ Equity
December 31, 2013	$2,294	$2,364,592	$2,964,520	$(325,117)	$5,006,289
(Unaudited)
Net Income	—	—	91,069	—	91,069
Other Comprehensive Loss	—	—	—	(34,598)	(34,598)
Comprehensive Income (Loss)	—	—	91,069	(34,598)	56,471
Issuance of Common Stock	11	13,223	—	—	13,234
Treasury Stock Activity	—	—	(15,516)	—	(15,516)
Tax Benefit From Stock-Based Compensation	—	2,413	—	—	2,413
Amortization of Stock-Based Compensation Awards	—	25,500	—	—	25,500
Dividends ($0.125 per share)	—	—	(28,733)	—	(28,733)
Balance at June 30, 2014	$2,305	$2,405,728	$3,011,340	$(359,715)	$5,059,658

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Operating Activities:	2014	2013	2014	2013
Net (Loss) Income	$(24,935)	$(12,813)	$91,069	$(14,634)
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided By Continuing Operating Activities:
Net Loss from Discontinued Operations	—	21,375	5,687	19,472
Depreciation, Depletion and Amortization	137,899	109,529	267,015	221,107
Stock-Based Compensation	9,608	8,773	25,500	34,647
Gain on Sale of Assets	(1,417)	(30,039)	(5,086)	(32,345)
Loss on Debt Extinguishment	74,277	—	74,277	—
Deferred Income Taxes	5,636	6,693	13,785	6,998
Equity in Earnings of Affiliates	(14,062)	(11,870)	(21,512)	(16,667)
Changes in Operating Assets:
Accounts and Notes Receivable	(30,689)	(1,777)	(52,920)	25,360
Inventories	8,180	(10,960)	9,909	19,772
Prepaid Expenses	9,036	16,683	24,529	25,359
Changes in Other Assets	13,073	17,212	13,427	28,070
Changes in Operating Liabilities:
Accounts Payable	36,776	13,004	53,371	(13,470)
Accrued Interest	(61,716)	(50,380)	(10,483)	(73)
Other Operating Liabilities	45,080	23,582	74,714	(4,173)
Other	9,959	(6,419)	14,737	6,523
Net Cash Provided by Continuing Operations	216,705	92,593	578,019	305,946
Net Cash Provided by (Used in) Discontinued Operating Activities	4,340	32,517	(20,872)	87,444
Net Cash Provided by Operating Activities	221,045	125,110	557,147	393,390
Cash Flows from Investing Activities:
Capital Expenditures	(368,286)	(357,635)	(819,295)	(707,452)
Change in Restricted Cash	—	20,379	—	68,673
Proceeds from Sales of Assets	7,547	33,003	133,075	107,626
Net Investments In Equity Affiliates	(29,000)	(4,100)	(39,000)	(16,600)
Net Cash Used in Investing Activities in Continuing Operations	(389,739)	(308,353)	(725,220)	(547,753)
Net Cash Provided by Investing Activities in Discontinued Operations	—	74,769	—	82,627
Net Cash Used in Investing Activities	(389,739)	(233,584)	(725,220)	(465,126)
Cash Flows from Financing Activities:
(Payments on) Proceeds from Short-Term Borrowings	(11,736)	173,000	(11,736)	173,000
Proceeds from (Payments on) Miscellaneous Borrowings	1,503	(2,513)	(3,167)	(29,964)
Proceeds from Securitization Facility	—	10,600	—	2,873
Proceeds from Long-Term Borrowings	1,600,000	—	1,600,000	—
Payments on Long-Term Borrowings	(1,583,965)	—	(1,583,965)	—
Tax Benefit from Stock-Based Compensation	2,321	1,455	2,413	2,185
Dividends Paid	(14,382)	(28,601)	(28,733)	(28,601)
Issuance of Common Stock	8,259	1,588	13,234	2,497
Debt Issuance and Financing Fees	—	(131)	—	—
Net Cash (Used in) Provided by Financing Activities in Continuing Operations	2,000	155,398	(11,954)	121,990
Net Cash Used in Financing Activities in Discontinued Operations	—	(48)	—	(198)
Net Cash (Used in) Provided by Financing Activities	2,000	155,350	(11,954)	121,792
Net (Decrease) Increase in Cash and Cash Equivalents	(166,694)	46,876	(180,027)	50,056
Cash and Cash Equivalents at Beginning of Period	314,087	25,042	327,420	21,862
Cash and Cash Equivalents at End of Period	$147,393	$71,918	$147,393	$71,918